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                          INDEPENDENT AUDITORS' CONSENT


To the Shareholders and Board of Directors of First Eagle SoGen Variable Funds, Inc.:

We consent to the incorporation by reference, in this Prospectus and Statement of Additional Information, of our report dated February 18, 2000, on the statement of assets and liabilities for the First Eagle SoGen Overseas Variable Fund as of December 31, 1999 and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the two-year period then ended, and for the period from February 3, 1997 (commencement of operations) to December 31, 1997. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-30D.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" and "Financial Statements" in the Statement of Additional Information.


                                                                        KPMG LLP


New York, New York
April 20, 2000